Exhibit 99.1

News Release
August 18, 2014

Local Business Leaders Join First Bank and First National Corporation Boards

Strasburg, Virginia (August 18, 2014) --- First National Corporation (the “Company”) (OTCBB: FXNC), announced today the appointment of Emily Marlow Beck and W. Michael Funk to the Board of Directors of the Company and its wholly-owned banking subsidiary, First Bank (the “Bank”).

Mrs. Beck is a graduate of the University of Virginia and the American University Washington College of Law.  She has worked as a partner in the law firm of Hudson Cook, LLP, a nationally recognized law firm specializing in consumer financial services law.  Mrs. Beck is a frequent speaker and author on legal topics and compliance in the automobile business.  Mrs. Beck is currently a senior executive in the Marlow Automotive Group which includes dealerships located in Front Royal, Winchester, and Luray, Virginia.  She is an active member of the Front Royal Rotary Club and serves on the Board of Directors of the Virginia Automobile Dealers Association.

Mr. Funk is a graduate of Roanoke College and the Virginia Bankers Association School of Bank Management at the University of Virginia.  He was a career banker working throughout the northern Shenandoah Valley, in markets ranging from Front Royal to Winchester, to Woodstock, Virginia.  Mr. Funk retired from Virginia Savings Bank after 24 years and served as President, CEO, and director until 2012.  He is a past board member of the Virginia Bankers Association, Lord Fairfax Community College Education Foundation, and the Shenandoah Valley Music Festival. Mr. Funk continues to be an active volunteer across the communities served by First Bank.  He is an active member of the Strasburg Rotary Club and a member of the Economic Development Authority for the Town of Woodstock.

Douglas C. Arthur, Chairman of the Board of First National Corporation and First Bank, stated, “We are excited about the addition of Emily Beck and Michael Funk to the boards of our banking company and its subsidiary, First Bank. They each bring a wealth of experience in our markets and our business that will enhance risk oversight and complement strategic planning for the Company.”

First National Corporation is the bank holding company of First Bank, a local independent community bank that started in Strasburg, Virginia in 1907. First Bank has ten offices across the northern Shenandoah Valley along with a mortgage division with offices in Harrisonburg and Staunton, Virginia.  Banking services are also accessed from the Bank’s website, www.fbvirginia.com, and from a network of ATMs located throughout its market area. First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

Cautionary Statements

The Company notes to investors that past results of operations do not necessarily indicate future results. Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results. These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2013, which can be accessed from the Company’s website at www.fbvirginia.com, as filed with the Securities and Exchange Commission.

Contact:

Scott C. Harvard
President and CEO
(540) 465-9121
sharvard@fbvirginia.com